For Immediate Release

U.S. Concrete Expands its Volumetric Ready-Mixed Concrete Business in Central and South Texas with Acquisition of Mobile-Crete

EULESS, Texas, December 8, 2014 – U.S. Concrete, Inc. (NASDAQ:USCR) announced today that its wholly owned subsidiary, Redi-Mix, LLC, has acquired the assets of Scofield Construction Services, LLC and Mobile-Crete of South Texas, LLC, collectively doing business as Mobile-Crete. The acquisition includes five volumetric ready-mixed concrete facilities and 47 volumetric ready-mixed concrete trucks servicing the Austin, San Antonio, and South Texas markets.

This acquisition allows Redi-Mix to leverage and diversify the volumetric product line of its recently acquired Custom-Crete division and enhances our competitive footprint in Austin and San Antonio.

"Continuing to strengthen and grow this specialty product line of our core ready-mixed concrete offering in the vibrant and diversified Austin and San Antonio markets is another step forward in accomplishing our strategic growth objectives to continue to advance long-term shareholder value," said President and Chief Executive Officer, William J. Sandbrook. "We welcome Mobile-Crete to the U.S. Concrete family."

About U.S. Concrete

U.S. Concrete serves the construction industry in several major markets in the United States through two business segments: ready-mixed concrete and aggregate products. The Company has 119 standard ready-mixed concrete plants, 16 volumetric ready-mixed concrete facilities, and 10 producing aggregates facilities. During 2013, U.S. Concrete produced approximately 5.2 million cubic yards of ready-mixed concrete and approximately 3.6 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; ready-mix backlog; ability to maintain our cost structure; ability to maximize liquidity, monitor fixed costs, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q. # # # Company Contact: Matt Brown, SVP & CFO U.S. Concrete, Inc. 817-835-4105